Exhibit 99.2

CAI International, Inc. Announces the Purchase of 200,000 Shares from its Founder and Chairman

SAN FRANCISCO--(BUSINESS WIRE)--June 13, 2014--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today announced that it had completed the purchase of 200,000 shares of its common stock from its Founder and Chairman, Hiromitsu Ogawa.

The stock was purchased under the previously announced stock repurchase program at a price of $21.93, which represents a modest discount to the closing price on June 12, 2014, and was subsequently retired. The retirement of these shares will not affect the public float of CAI’s equity. CAI will continue to pursue opportunities to repurchase its outstanding common stock in both privately negotiated transactions such as this and in market transactions in accordance with the previously announced stock repurchase program.

Mr. Ogawa’s beneficial ownership in the stock of the Company has been reduced to approximately 4.6 million shares, or 20.9% of the Company’s outstanding common stock.

About CAI International, Inc.:

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2014, the company operated a worldwide fleet of approximately 1,158,000 TEUs of containers through 17 offices located in 13 countries including the United States.

This press release contains forward-looking statements including, but not limited to, statements regarding management’s plans for repurchasing company stock under the approvals granted by the Board of Directors, management’s and the Board of Directors’ confidence in our continued growth and cash generation prospects and the company’s view that share repurchases will be an effective way to return value for stockholders. Although CAI believes that the expectations reflected in the forward-looking statements are reasonable, these plans are dependent on the company’s future financial condition and its determinations of the continued value of a repurchase program, changing customer demands and/or business conditions in the container and shipping industries and the overall economy, the competitiveness of our offerings and management’s ability to continue to achieve strong financial and cash generation performance. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013, its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com